UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 21, 2015

TRUETT-HURST, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-187164	46-1561499
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Foss Creek Circle, Healdsburg, CA	95448
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (707) 431-4423

Not applicable

 (Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 21, 2015, H.D.D. LLC (“HDD”), the operating subsidiary of Truett Hurst, Inc. (the “Company”), received a letter from Hambrecht Wine Group, L.P. (the “Lessor”), the lessor of HDD’s winery and tasting room facility at 4035 Westside Road, Healdsburg, California, under a lease dated February 8, 2011 (the “Lease”), purporting to terminate the Lease effective as of that date, and rejecting HDD’s prior exercise of its election to extend for five years the original term of the Lease (which expires February 29, 2016). Lessor’s purported termination is based on purported defaults by HDD under provisions of the Lease relating to payment of rent and late charges (predicated on HDD’s withholding of approximately $33,000 in rent from several monthly rental payments in 2011, 2013 and 2014 due to a disagreement over the responsibility to provide water to the leased facility), the non-delivery by HDD of production reports and estimated production reports designed to determine whether additional rent was payable, and purported failure to comply with a provision of the Lease entitled “Assignment and Subletting.”

The Company intends to take all appropriate actions, including arbitration or litigation, to preserve its right to occupancy under the Lease for its full term, including the five year extension. No assurances can be made, however, that the Company will be successful in this effort. The loss of the lease could have a materially adverse effect on the Company’s business, results of operations and financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Truett-Hurst Inc.

By:	/s/ Philip L. Hurst
	Philip L. Hurst Chief Executive Officer	Date: October 27, 2015